Exhibit 99.4

eLoyalty Corporation

Offer to Purchase Common Stock
Pursuant to Subscription Rights

November [  ], 2006

To Securities Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

This letter is being distributed by eLoyalty Corporation (“eLoyalty”) to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by eLoyalty of shares of Common Stock (as defined below) pursuant to non-transferable subscription rights (the “Rights”) being distributed to all holders of record of shares of eLoyalty’s common stock, par value $0.01 per share (the “Common Stock”) and Series B Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), at the close of business on November [  ], 2006 (the “Record Date”). The Rights and Common Stock are described in the eLoyalty prospectus dated November [  ], 2006 (the “Prospectus”).

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on December [  ], 2006, unless extended in the sole discretion of eLoyalty (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, holders will receive [          ] of a Right for each share of Common Stock and for each share of Preferred Stock owned of record as of the close of business on the Record Date.

Each whole Right entitles the holder to subscribe for one share of Common Stock at a subscription price (the “Subscription Price”) of $[     ] per share of Common Stock (the “Basic Subscription Privilege”). If a holder exercises the Basic Subscription Privilege in full, the holder may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase additional shares of Common Stock that remain unsubscribed for at the expiration of the Rights Offering. If holders exercise their Over-Subscription Privileges for more shares than are available to be purchased pursuant to the Over-Subscription Privileges, eLoyalty will allocate the shares of Common Stock to be issued pursuant to the exercise of Over-Subscription Privileges pro rata among holders who have exercised their Over-Subscription Privileges as described in the Prospectus. See “The Rights Offering — The Rights — Over-Subscription Privilege” in the Prospectus.

The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”) and will cease to have any value at the close of business on the Expiration Date.

We are asking persons who hold shares of Common Stock or Preferred Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock or Preferred Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent (as defined below) and eLoyalty, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by eLoyalty or the Subscription Agent.

Enclosed are copies of the following documents:

1. A copy of the Prospectus;

2. Your Rights Certificate;

3. Instructions as to Use of eLoyalty Rights Certificates;

4. A form of letter, including a beneficial owner election form,, which may be sent to your clients for whose account you hold shares of Common Stock or Preferred Stock registered in your name or the name of your nominee;

5. Notice of Guaranteed Delivery;

6. A nominee holder certification that you must submit if you exercise the Over-Subscription Privilege on behalf of beneficial holders of Rights; and

7. A return envelope addressed to Mellon Bank, N.A., c/o Mellon Investor Services LLC, the subscription and information agent for the Rights Offering (the “Subscription Agent”).

Your prompt action is requested. To exercise Rights, you must properly complete and sign the Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials, as well as a separate beneficial owner election form, may be obtained from the Subscription Agent by calling (800) 777-3674.

Very truly yours,

eLoyalty Corporation

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF eLOYALTY CORPORATION, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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